EXHIBIT 99.2

EXHIBIT 99.2  UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND RELATED NOTES

The following pro forma balance sheet has been derived from the balance sheet of Westergaard.com, Inc. (the “Company” or “we”) at December 31, 2010, and adjusts such information to give the effect of the acquisition of Anbailun International Holdings Limited and its subsidiaries (“Anbailun”), as if it would have existed on December 31, 2010.  Anbailun is a holding company formed under the laws of the British Virgin Islands on April 12, 2010.  Anbailun is the sole shareholder of Ansheng (HK) Holding Limited (“Ansheng (HK)”). Ansheng (HK) was incorporated under the laws of Hong Kong on June 18, 2010. Ansheng (HK) Holdings Limited acquired 100% of the ownership of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Fujian Ansheng”), a limited liability company incorporated under the laws of the People’s Republic of China (the “PRC”) on July 25, 1995, pursuant to the terms of a share exchange agreement entered into on September 15, 2010 but was not approved by the PRC government and effective until December 13, 2010.

The following pro forma earnings per share (EPS) statements has been derived from the income statement of Anbailun, a sport’s footwear a designer, manufacturer and distributor in China’s domestic market in smaller cities and towns and rural areas and adjusts such information to give the effect that the acquisition by the Company occurred on January 1, 2008. The pro forma balance sheet and EPS statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on December 31, 2010.

WESTERGAARD.COM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2010
	Westergaard.com, Inc.	ANBAILUN
	October 31,	December 31,	Pro Forma	Pro Forma
	2010	2010	Adjustments	Balances
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-	$15,544,035	$-	$15,544,035
Accounts receivable	-	17,727,064	-	17,727,064
Advance to suppliers	-	2,260,517	-	2,260,517
Prepaid expenses	-	18,906	-	18,906
Inventories	-	5,206,012	-	5,206,012
Total Current Assets	-	40,756,534	-	40,756,534

Property and equipment, net	-	951,816	-	951,816
Land use rights, net	-	234,765	-	234,765

TOTAL ASSETS	$-	$41,943,115	$-	$41,943,115

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Short-term bank loans	$-	$3,289,573	$-	$3,289,573
Accounts payable	57,177	2,724,057	-	2,781,234
Other payable and accrued liabilities	-	495,697	-	495,697
Due to related party	-	514	-	514
Income taxes payable	-	693,031	-	693,031
Other taxes payable	-	593,046	-	593,046
Total Current Liabilities	57,177	7,795,918	-	7,853,095

Convertible debt, net	-	324,367	-	324,367

Total Liabilities	57,177	8,120,285	-	8,177,462

SHAREHOLDERS' EQUITY(DEFICIT):
Preferred stock, par value $0.001, 10,000,000 shares authorized; none issued and outstanding at October 31, 2010	-	-
Common stock, par value $0.001, 100,000,000 shares authorized; 34,431,221 shares issued and outstanding	48,201	35,000	(48,770)	34,431
Additional paid-in capital	3,643,758	1,676,124	(3,700,366)	1,619,516
Subscription receivable	-	(35,000)	-	(35,000)
Retained earnings (deficit)	(3,749,136)	29,555,834	3,749,136	29,555,834
Statutory reserve	-	837,048	-	837,048
Accumulated other comprehensive income	-	1,753,824	-	1,753,824

Total Shareholders' Equity (Deficit)	(57,177)	33,822,830	-	33,765,653

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$-	$41,943,115	$-	$41,943,115
See accompanying notes to unaudited pro forma combined financial statements.

PRO FORMA EARNINGS PER SHARE

	Year Ended	Year Ended	Year Ended
	December 31, 2008	December 31, 2009	December 31, 2010
Net income attributable to holders of common shares	$6,543,922	$10,385,990	$14,891,750

Net income per common share:
Basic and diluted	$0.19	$0.30	$0.43

Weighted average number of common shares outstanding
Basic and diluted	34,431,221	34,431,221	34,431,221

Notes to Unaudited Pro Forma Combined Financial Statements

On February 11, 2011, Westergaard.com, Inc. entered into a Share Exchange Agreement (the “Share Exchange”) to acquire 100% of the outstanding shares of Anbailun.  On February 11, 2011, Anbailun became our wholly-owned subsidiary and Anbailun’s shareholder owns the majority of the Company’s voting stock. To accomplish the Share Exchange, we issued an aggregate of 33,949,212 shares of our common stock in exchange for all of the issued and outstanding shares of Anbailun to the sole shareholder of Anbailun.

Prior to the Share Exchange Agreement, we affected a reverse stock split in a ratio of 100 common shares to 1 (100 for 1).  After such reverse stock split, which took place immediately prior to the closing, the Company had a total of 482,009 shares of common stock outstanding immediately prior to the Share Exchange.  After the Share Exchange, the Company had 34,431,221 shares of common stock outstanding; The Anbailun shareholders own 98.6% of our common stock, with the balance held by those who held shares prior to the Share Exchange. Therefore, the closing of the Share Exchange caused a change in control.

We have derived our historical financial data for the year ended October 31, 2010 from our audited financial statements contained on Form 10-K as filed with the Securities and Exchange Commission.

We have derived Anbailun’s historical consolidated financial statements as of December 31, 2010 from Anbailun’s audited financial statements contained elsewhere in this Form 8-K/A.

As a result, the Share Exchange has been accounted for as a recapitalization, whereby we are the accounting acquiree (legal acquirer) and Anbailun is deemed to be the accounting acquirer (legal acquiree). The financial statements before the date of the Share Exchange are those of Anbailun with our results being consolidated from the date of the Share Exchange. In the future, the equity section and earnings per share will be retroactively restated to reflect the reverse acquisition and no goodwill will be recorded.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Share Exchange Agreement and all related transactions occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Share Exchange Agreement.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and Anbailun.

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects on our financial statements of the Share Exchange Agreement and related transactions which includes the following assumption and pro forma adjustments:

Unaudited pro forma adjustments reflect the following transaction:

1)	To reflect the Company’s 100 shares to 1 reverse stock split effective on February 11, 2011 and prior to the Share Exchange Agreement (48,200,927 common shares to 482,009 common shares)

2)	To reflect the issuance of 33,949,212 shares of common stock in connection with the Share Exchange Agreement and recapitalization of the Company.

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